Exhibit 99.1

VF Corporation Provides Update on Business Impact of Coronavirus in China

DENVER--(BUSINESS WIRE)--February 7, 2020--In light of the coronavirus outbreak, VF Corporation (NYSE:VFC) is working in accordance with local government guidelines to ensure the health, safety and overall well-being of the company’s associates and partners in the communities where they live and work.

“The safety and well-being of our associates and partners in China is our highest priority. Our thoughts are with those people affected by the coronavirus,” said Steve Rendle, VF’s Chairman, President and CEO. “While the coronavirus will impact our financial results in the Asia Pacific region in the near term, VF’s growth opportunity in China and across the Asia Pacific region is significant and the fundamentals of our business are strong. VF is well positioned to navigate the impact of the coronavirus situation given the diversity of our business and operating model in other key geographies.”

At this time, about 60 percent of VF’s owned and partner stores in China have been temporarily closed due to coronavirus mitigation efforts. Stores currently open have experienced significant declines in retail traffic.

In Fiscal 2019, the Asia Pacific region and mainland China represented 12 percent and 6 percent, respectively, of total VF revenue. And, while it is not possible to gauge the impact to our supply chain at this point, approximately 16 percent of VF’s total cost of goods sold is sourced directly from mainland China, of which 7 percent is bound for the US market.

The coronavirus situation in China was not contemplated at the time VF provided its adjusted fiscal 2020 outlook on January 23, 2020. We will provide an update as to the operational and financial impacts of the coronavirus during VF’s fourth quarter fiscal 2020 conference call in May 2020.

About VF

Founded in 1899, VF Corporation is one of the world’s largest apparel, footwear and accessories companies connecting people to the lifestyles, activities and experiences they cherish most through a family of iconic outdoor, active and workwear brands including Vans®, The North Face®, Timberland® and Dickies®. Our purpose is to power movements of sustainable and active lifestyles for the betterment of people and our planet. We connect this purpose with a relentless drive to succeed to create value for all stakeholders and use our company as a force for good. For more information, please visit vfc.com.

Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and Forms 8-K filed or furnished with the SEC.

Contacts

VF Corporation Contacts:
Joe Alkire
Vice President, Corporate Development,
Investor Relations and Treasury
(720) 778-4051

Craig Hodges
Vice President,
Corporate Affairs
(720) 778-4116